AGREEMENT


               THIS AGREEMENT, dated JAN 22, 1996, is made by and between Orange and Rockland Utilities, Inc., a New
     York corporation (the "Company"), and D. Louis Peoples
     (the "Executive").
               WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and
               WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibili-ty of a Change in Control exists and that such possibili-ty, and the uncertainty and questions which it may raise among management, may result in the departure or distrac-tion of management personnel to the detriment of the Company and its shareholders; and
               WHEREAS, the Board has determined that appro-priate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of poten-tially disturbing circumstances arising from the possi-bility of a Change in Control; and
               WHEREAS, the Company has previously entered into an Agreement with the Executive dated October 18, 1995 (the "Prior Agreement") and has previously entered into a letter agreement with the Executive dated April 6, 1995 (the "Letter Agreement").
               NOW, THEREFORE, in consideration of the premis-es and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
               1. Defined Terms. The definitions of capital-ized terms used in this Agreement are provided in the last Section hereof.
               2. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 3 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein in the event the Executive's employment with the Company is (or, under the terms of the second sentence of Section 6.1 hereof, is deemed to have been) terminated following a Change in Control and during the term of this Agreement. Except as provided in the first sentence of Section 6.2(A) hereof and Section 9.1 hereof, no amount or benefit shall be payable under this Agree-ment unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control and during the Term of this Agreement. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Execu-tive shall not have any right to be retained in the employ of the Company.
               3. The Executive's Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of
     (i) a date which is six (6) months from the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.
               4. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect for a period of thirty-six (36) months beyond the month in which a Change in Control occurs (or, if later, thir-ty-six (36) months beyond the consummation of the trans-action the approval of which by the Company's sharehold-ers constitutes a Change in Control under Section
     15(E)(III) or (IV) hereof).
               5.  Compensation Other Than Severance Payments.
               5.1 Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Execu-tive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is termi-nated by the Company for Disability.
               5.2  If the Executive's employment shall be
     terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits to which the Executive is entitled in respect of all periods preceding the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements.
               5.3  If the Executive's employment shall be
     terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensa-tion or benefit plans, programs and arrangements.
               6.  Severance Payments.
               6.1 Subject to Section 6.2 hereof, the Company shall pay the Executive the payments described in this
     Section 6.1 (the "Severance Payments") upon the termina-tion of the Executive's employment following a Change in Control and during the term of this Agreement, in addi-tion to any payments and benefits to which the Executive is entitled under Section 5 hereof, unless such termina-tion is (i) by the Company for Cause, (ii) by reason of death or Disability, or (iii) by the Executive without Good Reason. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated by the Company without Cause or by the Execu-tive with Good Reason following a Change in Control if
     (i) the Executive's employment is terminated without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has en-tered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment with Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive's employment is terminated without Cause prior to a Change in Control and such termination is otherwise in connec-tion with or in anticipation of a Change in Control which actually occurs. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.
                         (A)  In lieu of any further salary
               payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum sever-ance payment, in cash, equal to three times the sum of (i) the higher of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or the Executive's annual base salary in effect immediately prior to the Change in Control, and (ii) the higher of the aver-age of the annual bonuses earned or received by the Executive from the Company or its subsidiaries in respect of the three (3) consecutive fiscal years immediately preceding that in which the Date of Termination occurs or the average of the annual bonuses so earned or received in respect of the three (3) consecutive fiscal years immediately pre-ceding that in which the Change in Control occurs.
                         (B)  Notwithstanding any provision of
               any annual or long-term incentive plan to the con-trary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan but which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subse-quent date or otherwise has not been paid, and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compen-sation awards to the Executive for all then uncom-pleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.
                              (C)  From and after the occur-
                    rence of a Change in Control, notwithstanding any provision of the Officers' Supplemental Retirement Plan of Orange and Rockland Utili-ties, Inc. as Amended and Restated (the "SERP") to the contrary, (i) the Benefit Formula Per-centage applicable to the Executive under the SERP shall be deemed to be 70% and (ii) the Executive shall be treated as having completed 20 years of Service for purposes of Section 2(8) of the SERP. Notwithstanding any provi-sion of the SERP to the contrary, upon the termination of the Executive's employment by the Executive for Good Reason or by the Compa-ny, in either case at any time following the occurrence of a Change in Control and during the term of this Agreement, the Executive shall be deemed to have satisfied all of the require-ments for a Normal Retirement Allowance pursu-ant to Section 6(D) of the SERP and the Execu-tive shall, accordingly, be entitled to com-mence receipt of such Normal Retirement Allow-ance, without reduction on account of his age, immediately following such termination of em-ployment.
                              (D)  For the thirty-six (36)
                    month period immediately following the Date of Termination, the Company shall arrange to pro-vide the Executive with life, disability, acci-dent and health insurance benefits substantial-ly similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any amendment to such benefits made subsequent to a Change in Control which amendment adversely affects in any manner the Executive's entitle-ment to or the amount of such benefits); pro-vided, however, that, unless the Executive con-sents to a different method (after taking into account the effect of such method on the calcu-lation of "parachute payments" pursuant to
                    Section 6.2 hereof), such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(D) shall be reduced to the extent compa-rable benefits are actually received by or made available to the Executive without cost during the thirty-six (36) month period following the Executive's termination of employment (and any such benefits actually received by or made available to the Executive shall be reported to the Company by the Executive). If the benefits provided to the Executive under this Section 6.1(D) shall result in a decrease, pursuant to
                    Section 6.2 hereof, in the Severance Payments and these Section 6.1(D) benefits are thereaf-ter reduced pursuant to the immediately preced-ing sentence because of the receipt or avail-ability of comparable benefits, the Company shall, at the time of such reduction, pay to the Executive the lesser of (a) the amount of the decrease made in the Severance Payments pursuant to Section 6.2 hereof, or (b) the maximum amount which can be paid to the Execu-tive without being, or causing any other pay-ment to be, nondeductible by reason of section 280G of the Code.
                    (E)  If the Executive would have become
               entitled to benefits under the Company's post-re-tirement health care or life insurance plans had the Executive's employment terminated at any time during the period of thirty-six (36) months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive commencing on the later of (i) the date that such coverage would have first become available and (ii) the date that benefits described in subsection (D) of this Section 6.2 terminate.
               6.2 (A) Whether or not the Executive becomes entitled to the Severance Payments, if any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being herein-after called "Total Payments") will be subject (in whole or part) to the Excise Tax, then, subject to the provi-sions of subsection (B) of this Section 6.2, the Company shall pay to the Executive an additional amount (the
     "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment tax and Excise Tax upon the Gross-Up Pay-ment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxa-tion in the state and locality of the Executive's resi-dence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
               (B) In the event that, after giving effect to any redeterminations described in subsection (D) of this
     Section 6.2, a reduction in the Severance Payments to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement) would produce a net amount (after deduction of the net amount of federal, state and local income tax on such reduced Total Pay-ments) that would be greater than the net amount of unreduced Total Payments (after deduction of the net amount of federal, state and local income tax and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments), then subsection (A) of this Section 6.2 shall not apply and the cash Severance Payments shall first be reduced
     (if necessary, to zero), and all other noncash Severance Benefits shall thereafter be reduced (if necessary, to zero); provided, however, that the Executive may elect to have the noncash Severance Payments reduced (or elimi-nated) prior to any reduction of the cash Severance
     Payments.
               (C) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Pay-ments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, unless in the opinion of tax counsel (the "Tax Counsel") reasonably ac-ceptable to the Executive and selected by the accounting firm (the "Auditor") which was, immediately prior to the Change in Control, the Company's independent auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section
     280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise
     Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 6.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section 6.2(C) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations. If the Executive disputes the Company's calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.
               (D) In the event that (i) amounts are paid to the Executive pursuant to subsection (A) of this Section
     6.2, (ii) the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, and
     (iii) after giving effect to such redetermination, the Severance Payments are to be reduced pursuant to subsec-tion (B) of this Section 6.2, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the por-tion of the Gross-Up Payment attributable to such reduc-tion (plus that portion of the Gross-Up Payment attribut-able to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment re-sults in a reduction in the Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that (x) the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any pay-ment the existence or amount of which cannot be deter-mined at the time of the Gross-Up Payment) and (y) after giving effect to such redetermination, the Severance Pay-ments should not have been reduced pursuant to subsection
     (B) of this Section 6.2, the Company shall make an addi-tional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Pay-ment (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion) at the time that the amount of such excess is finally determined.
               (E) Exhibit A hereto is intended to illustrate the operation of this Section 6.2.
               6.3  The payments provided for in subsections
     (A) and (B) of Section 6.1 hereof and Section 6.2 hereof shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in Section 6.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive or, in the case of payments under Section 6.2 hereof, in accordance with
     Section 6.2 hereof, of the minimum amount of such pay-ments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company
     (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limita-tion, any opinions or other advice the Company has re-ceived from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). In the event the Company should fail to pay when due the amounts described in subsections (A) or (B) of Section 6.1 hereof or Section
     6.2 hereof, the Executive shall also be entitled to receive from the Company an amount representing interest on any unpaid or untimely paid amounts from the due date, as determined under this Section 6.3 (without regard to any extension of the Date of Termination pursuant to
     Section 7.3 hereof), to the date of payment at a rate equal to the prime rate of Citibank as in effect from time to time after such due date.
               6.4 The Company also shall pay to the Execu-tive all legal fees and expenses incurred by the Execu-tive in disputing in good faith any issue relating to the termination of the Executive's employment following a Change in Control (including a termination of employment following a Potential Change in Control if the Executive alleges in good faith that such termination will be deemed to have occurred following a Change in Control pursuant to the second sentence of Section 6.1 hereof) or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any pay-ment or benefit provided hereunder. Such payments shall be made as such fees and expenses are incurred by the Executive, but in no event later than five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.
               7.  Termination Procedures and Compensation
     During Dispute.
               7.1 Notice of Termination. After a Change in Control and during the term of this Agreement, any pur-ported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and cir-cumstances claimed to provide a basis for termination of the Executive's employment under the provision so indi-cated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters
     (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
               7.2  Date of Termination.  "Date of Termina-
     tion," with respect to any purported termination of the Executive's employment after a Change in Control and during the term of this Agreement, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other rea-son, the date specified in the Notice of Termination
     (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respec-tively, from the date such Notice of Termination is given).
               7.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends (taking into account any extensions thereof that shall have occurred pursuant to Section 2 hereof) or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent juris-diction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.
               7.4  Compensation During Dispute.  If a pur-
     ported termination occurs following a Change in Control and during the term of this Agreement and the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termina-tion, as determined in accordance with Section 7.3 here-of. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
               8. No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 6.1(D) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Compa-ny, or otherwise.
               9.  Successors; Binding Agreement.
               9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effec-tiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
               9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, succes-sors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.
               10. Notices. For the purpose of this Agree-ment, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address shown for the Executive in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                    To the Company:

                    Orange and Rockland Utilities, Inc.
                    One Blue Hill Plaza
                    Pearl River, NY  10965
                    Attention:  Vice President and
                                   General Counsel

               11.  Miscellaneous.  No provision of this
     Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dis-similar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes the Prior Agreement, the Letter Agreement and any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof
     (i.e., benefits payable to the Executive by reason of the occurrence of a Change in Control) which have been made by either party. The validity, interpretation, construc-tion and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sec-tions. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Sections 6 and 7 hereof shall survive the expiration of the term of this Agree-ment.
               12.  Validity.  The invalidity or
     unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
               13.  Counterparts.  This Agreement may be
     executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
               14. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or contro-versy arising under or in connection with this Agreement.
               15. Definitions. For purposes of this Agree-ment, the following terms shall have the meanings indi-cated below:
               (A) "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.
               (B) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
               (C) "Board" shall mean the Board of Directors of the Company.
               (D) "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or
     (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.
     For purposes of clauses (i) and (ii) of this definition,
     (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause ex-ists.
               (E) A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
                         (I)  any Person is or becomes the
                    Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Com-pany or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or
                         (II) the following individuals cease
                    for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in con-nection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of di-rectors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act)) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, elec-tion or nomination for election was previously so approved; or
                         (III)  the shareholders of the Compa-
                    ny approve a merger or consolidation of the Company with any other corporation or approve the issuance of voting securities of the Compa-ny in connection with a merger or consolidation of the Company (or any direct or indirect sub-sidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which would result in the voting securities of the Company outstand-ing immediately prior to such merger or consol-idation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 65% of the com-bined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recap-italization of the Company (or similar transac-tion) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Com-pany or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or
                         (IV) the stockholders of the Company
                    approve a plan of complete liquidation or dis-solution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 65% of the com-bined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
     Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
               (F)  "Code" shall mean the Internal Revenue
     Code of 1986, as amended from time to time.
               (G) "Company" shall mean Orange and Rockland Utilities, Inc. and, except in determining under Section
     15(E) hereof whether or not any Change in Control of the Company has occurred, shall include its subsidiaries and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
               (H)  "Date of Termination" shall have the
     meaning stated in Section 7.2 hereof.
               (I)  "Disability" shall be deemed the reason
     for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six
     (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.
               (J) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.
               (K)  "Excise Tax" shall mean any excise tax
     imposed under section 4999 of the Code.
               (L)  "Executive" shall mean the individual
     named in the first paragraph of this Agreement.
               (M)  "Good Reason" for termination by the
     Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or after any Poten-tial Change in Control under the circumstances described in the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) and (VII) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in para-graph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
                     (I)  the assignment to the Executive of
                    any duties inconsistent with the Executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's respon-sibilities from those in effect immediately prior to the Change in Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;
                         (II)  a reduction by the Company in
                    the Executive's annual base salary as in effect on the date hereof or as the same may be in-creased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;
                         (III)  the relocation of the
                    Company's principal executive offices to a location within New York City or to a location more than 50 miles from the location of such offices immediately prior to the Change in Con-trol or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;
                         (IV)  the failure by the Company,
                    without the Executive's consent, to pay to the Executive any portion of the Executive's cur-rent compensation except pursuant to an across-the-board compensation deferral similar-ly affecting all senior executives of the Com-pany and all senior executives of any Person in control of the Company, or to pay to the Exec-utive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
                         (V)  the failure by the Company to
                    continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is materi-al to the Executive's total compensation, in-cluding but not limited to the Company's stock option, restricted stock, stock appreciation right, incentive compensation, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control;
                         (VI)  the failure by the Company to
                    continue to provide the Executive with benefits
                    substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or de-prive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to maintain a vacation policy with respect to the Executive that is at least as favorable as the vacation policy (whether for-mal or informal) in place with respect to the Executive immediately prior to the Change in Control; or
                         (VII)  any purported termination of
                    the Executive's employment which is not effect-ed pursuant to a Notice of Termination satisfy-ing the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.
               The Executive's right to terminate the
     Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting
     Good Reason hereunder.
               For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and con-vincing evidence that Good Reason does not exist.
               (N) "Gross-Up Payment" shall have the meaning set forth in Section 6.2 hereof.
               (O)  "Notice of Termination" shall have the
     meaning stated in Section 7.1 hereof.
               (P) "Pension Plan" shall mean any tax-quali-fied, supplemental or excess benefit pension plan main-tained by the Company and any other agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.
               (Q)  "Person" shall have the meaning given in
     Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in sub-stantially the same proportions as their ownership of stock of the Company.
               (R)  "Potential Change in Control" shall be
     deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
                         (I)  the Company enters into an
                    agreement, the consummation of which would result in the occurrence of a Change in Con-trol;
                         (II)  the Company or any Person pub-
                    licly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
                         (III)  any Person becomes the Benefi-
                    cial Owner, directly or indirectly, of securi-ties of the Company representing 10% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securi-ties; or
                         (IV)  the Board adopts a resolution
                    to the effect that, for purposes of this Agree-ment, a Potential Change in Control has oc-curred.
               (S)  "Retirement" shall be deemed the reason
     for the termination of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrange-ment established with the Executive's consent with re-spect to the Executive.
               (T)  "Severance Payments" shall mean those
     payments described in Section 6.1 hereof.
               (U) "Total Payments" shall mean those payments described in Section 6.2 hereof.


                         ORANGE AND ROCKLAND UTILITIES, INC.



                         By:
                              Name: James F. O'Grady, Jr.
                              Title: Chairman of the
                                       Compensation Committee




                                  D. Louis Peoples
                                                                       EXHIBIT A
                             Illustration 1


Facts:

Five Year Average Compensation (Base Amount)      $100,000
Safe Harbor Amount (3x Base Amount minus $1)      $299,999
Unadjusted Severance Benefit                      $299,999 or less

Result:

Full Unadjusted Severance Benefit is paid without adjustment.

Explanation:

No excise tax is due because the Unadjusted Severance Benefit does not exceed the Safe Harbor Amount. Accordingly, the full
Unadjusted Severance Benefit is paid without reduction and with-out a gross up payment.

____________________
Each of the following illustrations assumes that the highest marginal rate of federal, state and local income and employ-ment tax in the state and locality of the Executive's resi-dence (net of the maximum reduction in federal income taxes which could be obtained from deduction of the state and local taxes) is 40%.

Illustration 2


Facts:

Five Year Average Compensation (Base Amount)           $100,000
Safe Harbor Amount (3x Base Amount minus $1)           $299,999
Unadjusted Severance Benefit                           $390,000
Amount of Unadjusted Severance Benefit subject
  to excise tax (Unadjusted Severance Benefit
  minus Base Amount)                                   $290,000
Income tax on Unadjusted Severance Benefit
  (40% of $390,000)                                    $156,000
Income tax if benefit reduced (40% of $299,999)        $119,999
Excise tax on Unadjusted Severance Benefit
  (20% of $290,000)                                    $ 58,000
Net amount of Unadjusted Severance Benefit             $176,000
Net amount of Reduced Severance Benefit                $180,000


Result:

The Unadjusted Severance Benefit is reduced and only an amount equal to the Safe Harbor Amount is paid.

Explanation:

The Unadjusted Severance Benefit exceeds the Safe Harbor Amount. Therefore, either the Unadjusted Severance Benefit is reduced to the Safe Harbor Amount or a gross up payment is paid in addition to the Unadjusted Severance Benefit. If the Unadjusted Severance Benefit was paid, the net amount retained after all taxes would be $176,000, i.e., the full amount of the Unadjusted Severance Benefit ($390,000) reduced by applicable income taxes ($156,000 at the assumed 40% tax rate) and further reduced by the excise tax ($58,000, calculated as 20% of the excess of the Unadjusted Severance Benefit over the Base Amount). If only the portion of the Unadjusted Severance Benefit not in excess of the Safe Harbor Amount was paid, the net amount retained after all taxes would be $180,000, i.e., the Safe Harbor Amount ($299,999) reduced by applicable income taxes ($119,999 at the assumed 40% tax rate). There would be no excise tax since the amount paid did not exceed the Safe Harbor Amount. Since the net amount retained is in-creased by reducing the amount paid to the Safe Harbor Amount, the Unadjusted Severance Benefit is so reduced--only an amount equal to the Safe Harbor Amount is paid and there is no gross up payment.

Illustration 3


Facts:

Five Year Average Compensation (Base Amount)           $100,000
Safe Harbor Amount (3x Base Amount minus $1)           $299,999
Unadjusted Severance Benefit                           $410,000
Amount of Unadjusted Severance Benefit subject
  to excise tax (Unadjusted Severance Benefit
  minus Base Amount)                                   $310,000
Income tax on Unadjusted Severance Benefit
  (40% of $410,000)                                    $164,000
Income tax if benefit reduced (40% of $299,999)        $119,999
Excise tax on Unadjusted Severance Benefit
  (20% of $310,000)                                    $ 62,000
Net amount of Unadjusted Severance Benefit
 (if no gross up)                                      $184,000
Net amount of Reduced Severance Benefit                $180,000
Gross up payment                                       $155,000
Net amount of Unadjusted Severance Benefit -
  with gross up (60% of $410,000)                      $246,000


Result:

The Unadjusted Severance Benefit is paid in full together with a gross up payment that puts the individual in the same after-tax position he would have been in had there been no excise applica-ble to the Unadjusted Severance Benefit.


Explanation:

The Unadjusted Severance Benefit exceeds the Safe Harbor Amount. Therefore, either the Unadjusted Severance Benefit is reduced to the Safe Harbor Amount or a gross up payment is paid in addition to the Unadjusted Severance Benefit. If the Unadjusted Severance Benefit was paid, the net amount retained after all taxes would be $184,000, i.e., the full amount of the Unadjusted Severance Benefit ($410,000) reduced by applicable income taxes ($164,000 at the assumed 40% tax rate) and further reduced by the excise tax ($62,000, calculated as 20% of the excess of the Unadjusted Severance Benefit over the Base Amount). If only the portion of the Unadjusted Severance Benefit not in excess of the Safe Harbor Amount was paid, the net amount retained after all taxes would be $180,000, i.e., the Safe Harbor Amount ($299,999) reduced by applicable income taxes ($119,999 at the assumed 40% tax rate). There would be no excise tax since the amount paid did not exceed the Safe Harbor Amount. Since the net amount retained is not in-creased by reducing the amount paid to the Safe Harbor Amount, the Unadjusted Severance Benefit is paid in full together with the gross up payment. The gross up payment would be $155,000. This payment would itself be subject to taxes of $93,000 (40% income tax and 20% excise tax), leaving $62,000 to pay the excise tax on the Unadjusted Severance Benefit.